Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE
November 3, 2005

Landmark Bancorp, Inc. Announces Results for the Quarter and Nine Months Ended September 30, 2005 and Approves a Cash Dividend

(Manhattan, KS, November 3, 2005) Landmark Bancorp, Inc. (Nasdaq: LARK), a one bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended September 30, 2005 of $0.58 versus $0.52 for the quarter ended September 30, 2004, according to Patrick L. Alexander, President and Chief Executive Officer. Net earnings for the quarter ended September 30, 2005 were $1.2 million, an increase of $97,000 compared to the quarter ended September 30, 2004. Diluted earnings per share for the nine months ended September 30, 2005 were $1.40 versus $1.44 for the nine months ended September 30, 2004. Net earnings for the nine months ended September 30, 2005 were $3.0 million, a decrease of $173,000 compared to the nine months ended September 30, 2004. Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of November 16, 2005, payable November 28, 2005.

Patrick Alexander, President and CEO, commented, “The acquisition of First Kansas Financial Corporation on April 1, 2004 has resulted in increased non-interest expense for the first nine months of 2005. While we have also experienced an increase in net interest income and non-interest income as a result of the acquisition, our revenue has not yet increased to a level which we feel reflects the potential that these markets will ultimately contribute to our organization. Our efforts are focused on transitioning the acquired assets and business operations in these new markets from a thrift composition to a more commercial bank mix in order to further enhance both our net interest income and fee income. In accordance with these efforts, we reduced high cost funding associated with Federal Home Loan Bank borrowings acquired in the First Kansas transaction during the third quarter. We were able to fund the prepayment of these borrowings with cash assumed when we acquired $33 million in deposits in connection with the purchase of two branches in Great Bend in August. We anticipate this change in our liability composition will provide for improved net interest income in future periods. We will continue to examine opportunities to further reduce our remaining Federal Home Loan Bank funding costs and intend to do so when it is appropriate.”

Alexander further commented, “We are encouraged by the increase in net interest margin to 3.20% in the third quarter of 2005 compared to 3.12% for the first nine months of 2005. The combination of higher interest rates and our assets repricing at a faster rate than our liabilities is starting to benefit our net earnings position. The repayment of the Federal Home Loan Bank borrowings in the latter part of August should further enhance our net interest margin. This increase in margin should start to overcome the decrease in mortgage loan originations due to increasing interest rates and the resultant decrease in gains on sale of loans. Increasing interest rates should also slow the prepayment speed of our mortgage loan portfolio which should contribute to future loan growth as we continue to focus on increasing our commercial lending activity.” Additionally Alexander commented, “We are excited about our planned acquisition of First Manhattan Bancorporation, Inc. The transaction is expected to close either late in the fourth quarter of 2005 or early in the first quarter of 2006. This transaction will significantly enhance our market share in the Manhattan / Junction City market, provide an entry into the dynamic high growth Lawrence, Kansas market and at the same time we believe it should also provide the opportunity for pre-tax cost savings of approximately $1.2 million. We view all of these developments as very positive for the growth in assets and earnings of the Company.”

Net interest income for the third quarter of 2005 decreased $45,000 to $3.4 million compared to the third quarter of 2004, a decrease of 1.3%. This decrease was due primarily to a lower level of average interest earning assets which declined from $439.7 million for the quarter ended September 30, 2004 to $422.2 million for the quarter ended September 30, 2005, which was offset by an improvement in the net interest margin to 3.20% for the quarter ended September 30, 2005 from 3.09% for the quarter ended September 30, 2004. Total non-interest income increased to $1.6 million for the quarter ended September 30, 2005 from $1.4 million for the quarter ended September 30, 2004, an increase of $206,000. This increase was the result of a $407,000 gain associated with the repayment of $10 million in FHLB borrowings. This gain was partially offset by slightly reduced fees and service charges and other non-interest income. Total non-interest expense for the quarter ended September 30, 2005 increased $93,000, or 3.1%, compared to the quarter ended September 30, 2004, resulting primarily from increased advertising and data processing expenses.

Net interest income for the nine months ended September 30, 2005 increased $91,000 to $9.7 million compared to the nine months ended September 30, 2004, an increase of 1.0%, This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Kansas, in spite of a reduction in the net interest margin to 3.12% for the first nine months of 2005 from 3.20% for the first nine months of

2004.  Refinancings and paydowns in the residential mortgage portfolio exceeded commercial loan growth over the past year, resulting in excess liquidity being invested into lower yielding investment securities.  Total non-interest income increased approximately $302,000, or 8.4%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004.   The increase was due to the $407,000 gain associated with the repayment of FHLB borrowings and increased fees and service charges of $159,000, offset by a decrease of $98,000 in gains on sale of loans and an $89,000 decline in gains on sale of investments.   Total non-interest expense for the first nine months of 2005 increased approximately $744,000 compared to the first nine months of 2004, resulting primarily from increases associated with the acquisition of First Kansas in compensation and benefits, occupancy and equipment, advertising and data processing.

Landmark Bancorp’s total assets increased to $451.2 million at September 30, 2005, compared to $442.1 million at December 31, 2004.   Net loans receivable were $271.0 million at September 30, 2005, compared to $278.3 million at December 31, 2004. At September 30, 2005, the allowance for loan losses was $3.1 million, or 1.1% of gross loans outstanding, compared to $2.9 million, or 1.0% of gross loans outstanding at December 31, 2004.   As of September 30, 2005, $1.5 million in loans were on non- accrual status, or 0.5% of total loans, compared to a balance of $1.1 million in loans on non-accrual status, or 0.4% of total loans, as of December 31, 2004.  Residential home loans comprised 96.0% of the $1.5 million non-accrual balance at September 30, 2005. In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Kansas Financial Corporation on April 1, 2004 and accordingly, the operating results presented for the nine months ended September 30, 2005 include the accounts and results of First Kansas Financial Corporation while the corresponding nine months ended September 30, 2004 include First Kansas Financial Corporation beginning April 1, 2004. Landmark Bancorp, Inc. is the holding company for Landmark National Bank. Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions including last year’s acquisition of First Kansas; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At September 30,	At December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$7,834,688	$7,845,438
Investment securities available for sale	145,975,496	133,604,335
Loans receivable, net (1)	270,978,837	278,259,966
Premises and equipment, net	7,685,215	5,864,258
Goodwill	7,651,892	7,651,892
Other intangible assets, net	2,550,195	1,339,832
Other assets	8,560,117	7,525,173

TOTAL ASSETS	$451,236,440	$442,090,894

LIABILITIES

Deposits	$329,012,713	$302,867,721
Other borrowings	73,850,135	94,571,321
Other liabilities	4,471,246	2,482,875

Total liabilities	407,334,094	399,921,917

Stockholders’ equity	43,902,346	42,168,977

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$451,236,440	$442,090,894

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $3,118,122 and $2,893,603 at September 30, 2005 and December 31, 2004, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2005	2004	2005	2004
Interest income:
Loans	$12,822,321	$11,539,772	$4,431,829	$4,181,628
Investment securities	3,404,758	3,145,546	1,246,246	1,129,283
Other	92,203	33,194	38,958	14,093
Total interest income	16,319,282	14,718,512	5,717,033	5,325,004

Interest expense:
Deposits	3,966,316	2,974,800	1,450,819	1,006,231
Borrowed funds	2,653,547	2,135,293	897,937	905,624
Total interest expense	6,619,863	5,110,093	2,348,756	1,911,855

Net interest income	9,699,419	9,608,419	3,368,277	3,413,149
Provision for loan losses	325,000	310,000	100,000	130,000
Net interest income after provision for loan losses	9,374,419	9,298,419	3,268,277	3,283,149

Non-interest income:
Fees and service charges	2,617,168	2,457,706	906,294	993,549
Gains on sale of loans	534,153	632,545	162,759	174,515
Gains on sale of investments	40,540	129,790	—	—
Gains on repayments of FHLB borrowings	406,572	—	406,572	—
Other	323,379	399,663	108,752	210,647
Total non-interest income	3,921,812	3,619,704	1,584,377	1,378,711

Non-interest expense:
Compensation and benefits	4,529,987	4,310,278	1,567,125	1,577,400
Occupancy and equipment	1,478,954	1,360,221	504,612	505,423
Amortization of intantibles	299,631	284,782	116,669	101,416
Professional fees	248,859	230,439	63,803	69,523
Data processing	400,723	309,583	130,490	100,218
Advertising	292,527	135,486	110,680	44,248
Other	1,733,511	1,609,466	581,642	584,245
Total non-interest expense	8,984,192	8,240,255	3,075,021	2,982,473

Earnings before income taxes	4,312,039	4,677,868	1,777,633	1,679,387

Income tax expense	1,325,743	1,518,389	544,377	543,456

Net earnings	$2,986,296	$3,159,479	$1,233,256	$1,135,931

Net earnings per share (2)
Basic	$1.41	$1.45	$0.58	$0.52
Diluted	1.40	1.44	0.58	0.52

Book value per share (2)	$20.68	$19.94	$20.68	$19.94

Shares outstanding at end of period	2,122,679	2,147,111	2,122,679	2,147,111

Weighted average diluted common and common equivalent shares outstanding	2,125,491	2,200,459	2,130,118	2,184,528

(2)          Net earnings per share and book value per share at or for the periods ended September 30, 2004 have been adjusted to give effect to the 5% stock dividend paid during December 2004.

	Nine months ended September 30,		Three months ended September 30,
	2005	2004	2005	2004
OTHER DATA (unaudited):

Return on average assets (3)	0.89%	0.99%	1.09%	0.96%
Return on average equity (3)	9.33%	9.91%	11.33%	10.68%
Equity to total assets	9.73%	9.36%	9.73%	9.36%
Net yield on interest earning assets (3)	3.12%	3.20%	3.20%	3.09%

(3)          Information for the nine and three months ended is annualized.